As filed with the Securities and Exchange Commission on April 28, 2021

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST HORIZON CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	62-0803242
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis Tennessee	38103
(Address of principal executive offices)	(zip code)

FIRST HORIZON CORPORATION

2021 INCENTIVE PLAN

(Full title of plan)

Clyde A. Billings, Jr.

Senior Vice President, Assistant General

Counsel, and Corporate Secretary

First Horizon Corporation

165 Madison Avenue

Memphis, TN 38103

(901) 523-5679

(Name, address, and telephone number, including area code, of agent for service)

With a copy to: John A. Niemoeller Senior Vice President, Counsel, and Assistant Corporate Secretary First Horizon Corporation 165 Madison Avenue Memphis, TN 38103 (901) 523-4170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock	14,000,000 shares	$18.19/share	$254,660,000	$27,783.41

(1)	Estimated and calculated pursuant to Rule 457(h)(1), based on the average of the high and low prices reported on the New York Stock Exchange composite tape for Registrant’s stock on April 26, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Section 10(a) prospectus relating to the 2021 Incentive Plan (“Plan”) of First Horizon Corporation (“FHN” or “Registrant” or “Company”) is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The following information is included in this registration statement:

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by FHN (File No. 001-15185) are incorporated herein by reference other than, in each case, documents (or information within such documents) deemed to have been furnished but not filed in accordance with Commission rules:

(a)	FHN’s Annual Report on Form 10-K for the year ended December 31, 2020;

(b)	FHN’s Current Reports on Form 8-K filed in 2021 on January 22, January 26, April 21, April 28, and April 28, other than the portions not deemed to be “filed”; and

(c)	The description of FHN’s common stock, par value $0.625 per share, set forth in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on July 26, 1999 (File No. 001-15185), and any amendment or report filed for the purpose of updating that description.

All documents filed by FHN pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of FHN’s common stock which may be issued pursuant to the Plan has been passed upon by John A. Niemoeller, Senior Vice President, Counsel, and Assistant Corporate Secretary of FHN. As of April 28, 2021, Mr. Niemoeller beneficially owned common shares of FHN representing less

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than one percent of FHN’s total common shares outstanding at March 31 2021, and beneficially owned no depositary receipts related to any series of FHN preferred stock.

Item 6. Indemnification of Directors and Officers

Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FHN has adopted the provisions of the Tennessee statute pursuant to Article Six of its Bylaws. In addition, FHN has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FHN has adopted the provisions of the statute as Article 14 of its charter.

The shareholders of FHN have approved a provision in Article Six of FHN’s Bylaws pursuant to which FHN is required to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all directors and certain officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Restated Charter of First Horizon Corporation, incorporated herein by reference to Exhibit 3.1 to FHN’s Current Report on Form 8-K filed October 29, 2020

4.2	Articles of Amendment to the Restated Charter of First Horizon Corporation, incorporated herein by reference to Exhibit 3.1 to FHN’s Current Report on Form 8-K filed December 1, 2020

4.3	Bylaws of First Horizon Corporation, as amended and restated effective November 30, 2020, incorporated herein by reference to Exhibit 3.2 to FHN’s Current Report on Form 8-K filed December 1, 2020

4.4	First Horizon Corporation 2021 Incentive Plan, incorporated herein by reference to Appendix A to FHN’s Proxy Statement (Schedule 14A Information) filed with the Securities and Exchange Commission on March 15, 2021

5.1	Opinion and consent of John A. Niemoeller concerning the legality of the securities being registered hereunder

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney executed by certain directors and officers of First Horizon Corporation

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Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)	paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	[not applicable].

(C)	Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§239.44 of this chapter) or Form SF-3 (§239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§239.1100(c)).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4-7)	[not applicable].

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on April 28, 2021.

FIRST HORIZON CORPORATION

By:	/s/ William C. Losch III
William C. Losch III
Senior Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature*	Title	Date*	Signature*	Title	Date*
D. Bryan Jordan D. Bryan Jordan	President, Chief Executive Officer, and a Director (principal executive officer)	*	William C. Losch III William C. Losch III	Senior Executive Vice President and Chief Financial Officer (principal financial officer)	*
Jeff L. Fleming Jeff L. Fleming	Executive Vice President and Chief Accounting Officer (principal accounting officer)	*	Harry V. Barton, Jr. Harry V. Barton, Jr.	Director	*
Kenneth A. Burdick Kenneth A. Burdick	Director	*	Daryl G. Byrd Daryl G. Byrd	Executive Chairman of the Board of Directors	*
John N. Casbon John N. Casbon	Director	*	John C. Compton John C. Compton	Director	*
Wendy P. Davidson Wendy P. Davidson	Director	*	William H. Fenstermaker William H. Fenstermaker	Director	*
J. Michael Kemp, Sr. J. Michael Kemp, Sr.	Director	*	Rick E. Maples Rick E. Maples	Director	*
Vicki R. Palmer Vicki R. Palmer	Director	*	Colin V. Reed Colin V. Reed	Director	*
E. Stewart Shea III E. Stewart Shea III	Director	*	Cecelia D. Stewart Cecelia D. Stewart	Director	*
Rajesh Subramaniam Rajesh Subramaniam	Director	*	Rosa Sugrañes Rosa Sugrañes	Director	*
R. Eugene Taylor R. Eugene Taylor	Director	*

*By:	/s/ Clyde A. Billings, Jr.	April 28, 2021
Clyde A. Billings, Jr.
As Attorney-in-Fact

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